Exhibit 11
                                                              ----------
                         MEREDITH CORPORATION

             Computation of Primary and Fully Diluted Per
             Common Share Earnings - Treasury Stock Method

           For the Three Months Ended September 30, 1996 and 1995
                              (Unaudited)



                                    Weighted average number of shares
                                             (in thousands)

                                         1996               1995
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------
Weighted average number of shares
 outstanding in thousands           26,867   26,867    27,511   27,511
Dilutive effect of unexercised
 stock options in thousands            874    1,018       571      686
                                    ------   ------    ------   ------
  Total                             27,741   27,885    28,082   28,197
                                    ======   ======    ======   ======


                                            Primary and fully
                                    diluted earnings per common share

                                         1996              1995
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------
Earnings per share from
 continuing operations              $ .45    $ .45     $ .34    $ .34
Discontinued operation                  -        -     ( .03)   ( .03)
                                    -----    -----     -----    -----
Net earnings per share              $ .45    $ .45     $ .31    $ .31
                                    =====    =====     =====    =====


Note:  Primary - Based on average market prices for the period.

       Fully Diluted - Based on the higher of the average market price for the period or the market price at September 30 of each year.